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                              OFFER TO EXCHANGE
                    EACH OUTSTANDING SHARE OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      OF

                              DIME BANCORP, INC.

                                     FOR

                       0.9302 SHARES OF COMMON STOCK OF

                       NORTH FORK BANCORPORATION, INC.
                     AND $2.00 NET TO THE SELLER IN CASH

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, APRIL 14, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                March 14, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

   We have been appointed by North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), to act as Co-Dealer Managers in connection with North Fork's offer to exchange 0.9302 shares of North Fork common stock, par value $0.01 per share ("North Fork Common Stock"), and $2.00 net to the seller in cash for each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Dime Shares"), of Dime Bancorp, Inc., a Delaware corporation ("Dime"), upon the terms and subject to the conditions set forth in the Prospectus dated March 14, 2000 (the "Prospectus") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Dime Shares registered in your name or in the name of your nominee.

   The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

   For your information and for forwarding to your clients for whom you hold Dime Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   1. Prospectus dated March 14, 2000;

   2. Letter of Transmittal for your use in accepting the Offer and tendering Dime Shares and for the information of your clients;

   3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Dime Shares and all other required documents cannot be delivered to the Exchange Agent, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Prospectus);

   4. A letter which may be sent to your clients for whose accounts you hold Dime Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

   5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

   6. A return envelope addressed to First Chicago Trust Company of New York (the "Exchange Agent") for your use only.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), North Fork will accept for exchange Dime Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when,

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as and if North Fork gives oral or written notice to the Exchange Agent of
North Fork's acceptance of such Dime Shares for exchange pursuant to the Offer. Issuance of North Fork Common Stock and payment of cash for Dime Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such Dime Shares, or timely confirmation of a book-entry transfer of such Dime Shares into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures described in "The Offer--Procedure for Tendering" of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

   North Fork will not pay any fees or commissions to any broker or dealer or other person (other than the Co-Dealer Managers as described in the Prospectus) for soliciting tenders of Dime Shares pursuant to the Offer. North Fork will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

   North Fork will pay or cause to be paid all stock transfer taxes applicable to its purchase of Dime Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 14, 2000, UNLESS THE OFFER IS EXTENDED.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Dime Shares, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered Dime Shares should be delivered or such Dime Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Prospectus.

   If holders of Dime Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer--Procedure for Tendering" of the Prospectus.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, either Dealer Manager or the Information Agent at their respective address and telephone number set forth on the back cover of the Prospectus.

                              Very truly yours,

          Sandler O'Neill & Partners, L.P.      Salomon Smith Barney

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF NORTH FORK, DIME, EITHER DEALER MANAGER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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